Exhibit 99.1

CONTACT:	GLENN C. CHRISTENSON EXECUTIVE VICE PRESIDENT/CHIEF FINANCIAL OFFICER CHIEF ADMINISTRATIVE OFFICER (702) 367-2484 glenn.christenson@stationcasinos.com

WILLIAM W. WARNER EXECUTIVE VICE PRESIDENT OF DEVELOPMENT (702) 221-6620 william.warner@stationcasinos.com

LESLEY A. PITTMAN VICE PRESIDENT OF CORPORATE & GOVERNMENT RELATIONS (702) 367-2437 lesley.pittman@stationcasinos.com

FOR IMMEDIATE RELEASE:          June 25, 2003

STATION DIRECTOR, TIMOTHY POSTER, RESIGNS HIS POSITION

Las Vegas – Station Casinos, Inc. (the “Company”) announced today that Timothy Poster has resigned from the Company’s Board of Directors.  Mr. Poster’s company, Poster Financial Group, Inc., announced today that it has entered into an agreement to purchase the Golden Nugget Hotel–Casinos in downtown Las Vegas and Laughlin from MGM/Mirage.  Mr. Poster has served on the Company’s board since June 11, 2001.

“We thank Tim for his excellent service to Station Casinos and we wish him well with his new business venture,” stated Frank Fertitta III, Chairman & Chief Executive Officer of the Company.

The Company plans to replace Mr. Poster’s position on the Board of Directors.

The Company :

Station Casinos, Inc. is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station’s properties are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Casino and Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Texas Station Gambling Hall & Hotel and Fiesta Rancho Casino Hotel in North Las Vegas, Nevada, and Sunset Station Hotel & Casino and Fiesta Henderson Casino Hotel in Henderson, Nevada. Station also owns a 50 percent interest in both Barley’s Casino & Brewing Company and Green Valley Ranch Station Casino in Henderson, Nevada and a 6.7 percent interest in the Palms Casino Resort in Las Vegas, Nevada.

This press release contains certain forward-looking statements with respect to the business, financial condition, results of operations, dispositions, acquisitions and expansion projects of the Company and its subsidiaries which involve risks and uncertainties including, but not limited to, financial market risks, the ability to maintain existing management, integration of acquisitions, competition within the gaming industry, the cyclical nature of the hotel business and gaming business, economic conditions, regulatory matters and litigation and other risks described in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, and its Registration Statement on Form S-4 File No. 333-66140.  Additional financial information, including presentations from recent investor conferences, is available in the “Investors” section of the Company’s website at www.stationcasinos.com.